Exhibit 99.1

Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2007
            Revenues of $10.4 million, a 7 percent increase over revenues of $9.7 million in the third quarter of 2006.
            U.S. GAAP net income increases to $5.5 million from $3.4 million in the third quarter of 2006.
            U.S. GAAP earnings per share increases to $0.25 per share from $0.16 per share in the third quarter of 2006.
            Cash and investments increase to $63.3 million from $48.6 million at December 31, 2006

MORRISVILLE, N.C. - November 8, 2007 - Trimeris, Inc. (Nasdaq: TRMS) today announced financial results for the three months ended September 30, 2007, reporting total revenues of $10.4 million, an increase of 7 percent, compared to the same period last year. This increase was primarily driven by net sales of FUZEON outside of the U.S. and Canada, which reached $43.3 million, an increase of 47 percent over the same period last year. Worldwide sales of FUZEON, reached $73.9 million, an increase of 17 percent over the same period last year. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd. ("Roche"), Trimeris' collaborative partner.

For the three months ended September 30, 2007, the Company reported net income of $5.5 million, or $0.25 per share, compared with $3.4 million, or $0.16 per share, for the three months ended September 30, 2006. This result was primarily driven by increased FUZEON sales and decreased operating expenses.

For the nine months ended September 30, 2007, the Company reported net income of $18.4 million, or $0.83 per share, compared with $2.7 million, or $0.12 per share for the nine months ended September 30, 2006.

As previously announced, Roche returned to Trimeris all rights to joint patents and other intellectual property related to next-generation HIV fusion inhibitor peptides including our lead candidate TRI-1144. As a result, the Company accelerated revenue recognition for past milestone payments received from Roche into the first nine months of 2007. Also included in net income for the nine months ended September 30, 2007 are expenses of $4.3 million for the reductions in workforce that occurred during the first nine months of 2007.

For the nine months ended September 30, 2007, the Company reported Non-GAAP net income of approximately $13.3 million, or $0.60 per share, compared with a net loss of $215,000 or a loss of $0.01 per share, for the nine months ended September 30, 2006. Non-GAAP net income for the three months ended September 30, 2007 does not show a significant difference from GAAP net income and therefore is not presented.

Cash, cash equivalents and investment securities available-for-sale totaled $63.3 million at September 30, 2007, compared to $48.6 million at December 31, 2006.

Reconciliations between GAAP and Non-GAAP earnings for the nine months ended September 30, 2007 and 2006 are provided in the following table:
	Nine Months Ended	Nine Months Ended
	September 30, 2007 [in thousands except per share amounts] (unaudited)	September 30, 2006 [in thousands except per share amounts] (unaudited)
Net income (GAAP)	$ 18,366	$ 2,685
Milestone Revenue [1]	(9,369)	(2,900)
Charge related to the reductions in workforce [2]	4,264	--
Net income (loss) excluding milestone revenue and charges related to reduction in workforce (Non- GAAP)	$ 13,261	$ (215)
Diluted net income per share (GAAP)	$ 0.83	$ 0.12
Diluted net income (loss) per share (Non-GAAP)	$ 0.60	$ (0.01)

[1] On March 13, 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes our lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[2] During the nine months ended September 30, 2007, the Company recorded a charge to the Statement of Operations related to the reductions in workforce.

Conference Call

Trimeris will host a live conference call to discuss third quarter 2007 financial results at 5:00 p.m. Eastern Time, today. To access the live call, please dial (800) 399-8403 (U.S.) or (706) 634-6565 (international). The conference ID number is 23609458. Telephone replay is available approximately two hours after the call through 11:59 p.m. Eastern Time, November 22, 2007. To access the replay, please call (800) 642-1687 (U.S.) or (706) 645-9291 (international). The information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information.

Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The webcast can be accessed by going to Trimeris' website, www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), we have included certain non-GAAP financial measures that exclude the charge related to the reductions in workforce and the recognition of milestone revenue. The Company believes that the presentation of results excluding the reductions in workforce and recognition of milestone revenue provides meaningful supplemental information regarding our financial results for the nine months ended September 30, 2007 as compared to the nine months ended September 30, 2006 because our financial statements for the nine months ended September 30, 2006 did not include a charge related to a reduction in our workforce or an acceleration of the recognition of milestone revenue. We believe that this financial information is useful to management and investors in assessing our historical performance and results. The Company will use these non-GAAP financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue:
Milestone revenue [1]	$ 78	$ 789	$ 9,369	$ 2,900
Royalty revenue	4,781	3,391	11,862	8,379
Collaboration income [2]	5,518	5,559	15,692	13,168
Total revenue and collaboration income	10,377	9,739	36,923	24,447

Operating expenses:
Research and development	3,809	3,840	9,865	13,981
General and administrative	1,674	2,658	10,150	8,741
Total operating expenses [3]	5,483	6,498	20,015	22,722

Operating income	4,894	3,241	16,908	1,725

Other income (expense)
Interest income	815	519	2,212	1,407
Gain on sale of equipment	--	7	7	7
Interest/accretion expense	(115)	(196)	(519)	(582)
Total other income (expense)	700	330	1,700	832

Income before taxes and cumulative effect of change in accounting principle	5,594	3,571	18,608	2,557
Income tax provision	54	124	242	124
Income before cumulative effect of change in accounting principle	5,540	3,447	18,366	2,433
Cumulative effect of change in accounting principle [3]	--	--	--	252

Net income	$ 5,540	$ 3,447	$ 18,366	$ 2,685

Basic net income per share before cumulative effect of accounting change	$ 0.25	$ 0.16	$ 0.83	$ 0.11
Accounting change	--	--	--	0.01
Basic net income per share	$ 0.25	$ 0.16	$ 0.83	$ 0.12

Diluted net income per share before cumulative effect of accounting change	$ 0.25	$ 0.16	$ 0.83	$ 0.11
Accounting change	--	--	--	0.01
Diluted net income per share	$ 0.25	$ 0.16	$ 0.83	$ 0.12

Weighted average shares used in basic per share computations	22,108	21,911	22,047	21,889
Weighted average shares used in diluted per share computations	22,132	22,037	22,068	22,056

Notes:

[1] On March 13, 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes the lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[2] Collaboration income represents our share of the net operating results from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON.

[3] Included in operating expenses for the three and nine months ended September 30, 2007 are an expense reversal of $90,000 and an expense of $4.3 million, respectively, for the reductions in workforce that occurred during these periods. Excluding these charges, operating expenses for the three and nine months ended September 30, 2007, would have been $5.6 and $15.7 million, respectively.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]
	September 30, 2007 (unaudited)	December 31, 2006
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$ 57,142	$ 48,035
Other current assets	11,301	14,445
Total current assets	68,443	62,480
Property, furniture and equipment - net	1,801	2,160
Long-term investment securities available-for-sale	6,145	604
Total other assets	9,937	9,659
Total assets	$ 86,326	$ 74,903
Liabilities and Stockholders' Equity
Total current liabilities	$ 6,331	$ 8,907
Long term portion of deferred revenue	1,635	9,151
Accrued marketing costs	17,807	17,288
Accrued compensation - long-term	800	1,072
Other liabilities	719	713
Total liabilities	27,292	37,131

Total stockholders' equity	59,034	37,772
Total liabilities and stockholders' equity	$ 86,326	$ 74,903

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

	Three Months Ended,**		Nine Months Ended, **
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006

United States and Canada	$ 30.6	$ 33.5	$ 92.8	$ 92.0
Rest of World	43.3	29.5	107.5	83.7
Worldwide Total	$ 73.9	$ 63.0	$ 200.3	$ 175.7

** may not add due to rounding

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